As filed with the Securities and Exchange Commission on May 25, 2011

Registration No. 333-06415

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0277592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18200 Von Karman Avenue, Suite 1000

Irvine, California

(949) 585-4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Key Employee Restricted Stock Purchase Grants

(Full title of the plan)

Pervez A. Qureshi, Chief Executive Officer

Epicor Software Corporation

18200 Von Karman Avenue, Suite 1000

Irvine, California

(949) 585-4000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

John D. Ireland, Esq. Epicor Software Corporation 18200 Von Karman Avenue, Suite 1000 Irvine, California (949) 585-4000	Katharine A. Martin, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”), relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-06415, of Epicor Software Corporation (the “Company”), filed with the Securities and Exchange Commission on June 20, 1996. The Registration Statement pertains to the registration of an aggregate of 2,500,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), issuable under the Key Employee Restricted Stock Purchase Grants. The Company has filed this Amendment to withdraw and remove from registration the Company’s unissued and unsold Shares issuable pursuant to the Registration Statement.

On May 16, 2011, pursuant to the Agreement and Plan of Merger, dated as of April 4, 2011, among the Company, Eagle Parent, Inc., a Delaware corporation, and Element Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the offerings of the Shares pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company files this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the Shares registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 23, 2011.

EPICOR SOFTWARE CORPORATION

By:	/s/ John D. Ireland
John D. Ireland
Sr. Vice President; General Counsel

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pervez A. Qureshi Pervez A. Qureshi	Chief Executive Officer (Principal Executive Officer)	May 24, 2011

/s/ Kathleen M. Crusco Kathleen M. Crusco	Chief Financial Officer (Principal Financial and Accounting Officer)	May 24, 2011

/s/ Jason Wright Jason Wright	Director	May 24, 2011

/s/ Will Chen Will Chen	Director	May 24, 2011

/s/ Roy Mackenzie Roy Mackenzie	Director	May 24, 2011

2